Exhibit 10.4

AMENDED AND RESTATED
FMC TECHNOLOGIES, INC.
INCENTIVE COMPENSATION AND STOCK PLAN

SECTION 1.	PURPOSE

The purpose of the Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants of the Company and its Affiliates.

SECTION 2.	DEFINITIONS

2.1    General. For purposes of the Plan, the following terms are defined as set forth below:

(a)
"Affiliate" means a corporation or other entity controlled by, controlling or under common control with the Company, including, without limitation, any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company. Solely for purposes of granting Restricted Stock Units pursuant to Section 12 of the Plan, an “Affiliate” also means an entity organized under French law, in which the Company holds directly or indirectly at least ten percent (10%) of the share capital of such entity, each such entity hereinafter referred to as a “French Entity”.

(b)	"Annual Retainer" means the retainer fee established by the Board and paid to a Non-Employee Director for services on the Board for a specified year.

(c)	"Award" means a Management Incentive Award, Stock Option, Stock Appreciation Right, Performance Unit, Stock Unit, Restricted Stock or other award authorized under the Plan.

(d)	"Award Cycle" means a period of consecutive fiscal years or portions thereof designated by the Committee over which Awards are to be earned.

(e)	"Board" means the Board of Directors of the Company.

(f)	"Business Unit" means a unit of the business of the Company or its Affiliates as determined by the Committee and the CEO.

(g)	"Capital Employed" means operating working capital plus net property, plant and equipment.

(h)
"Cause" means (1) "Cause" as defined in any Individual Agreement to which the participant is a party, or (2) if there is no such Individual Agreement, or, if it does not define "Cause": (A) the participant having been convicted of, or pleading guilty or nolo contendere to, a felony under federal or state law; (B) the willful and continued failure on the part of the participant to substantially perform his or her employment duties in any material respect (other than such failure resulting from Disability), after a written demand for substantial performance is delivered to the participant that specifically identifies the manner in which the Company believes the participant has failed to perform his or her duties, and after the participant has failed to resume substantial performance of his or her duties within thirty (30) days of such demand; or (C) willful and deliberate conduct on the part of the participant that is materially injurious to the Company or an Affiliate; or (D) prior to a Change in Control, such other events as will be determined by the Committee. The Committee will, unless otherwise provided in an Individual Agreement with the participant, determine whether "Cause" exists.

(i)	"CEO" means the Company's chief executive officer.

(j)	"Change in Control" and "Change in Control Price" have the meanings set forth in Sections 15.2 and 15.3, respectively.

(k)	"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(l)	"Committee" means the Compensation and Organization Committee of the Board, or such other committee as the Board may from time to time designate.

(m)
“Common Stock” means (1) the common stock of the Company, par value $.01 per share, subject to adjustment as provided in Section 4.1 Shares Available for Issuance; or (2) if there is a merger or consolidation and the Company is not the surviving corporation, the capital stock of the surviving corporation given in exchange for such common stock of the Company.

(n)	"Company" means FMC Technologies, Inc., a Delaware corporation.

(o)
"Covered Employee" means a participant who has received a Management Incentive Award, Restricted Stock, Performance Units, Stock Units or Restricted Stock Units, who has been designated as such by the Committee and who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which the Management Incentive Award, Restricted Stock or Performance Units are expected to be taxable to such participant.

(p)
"Disability" means, unless otherwise provided by the Committee, (1) "Disability" as defined in any Individual Agreement to which the participant is a party, or (2) if there is no such Individual Agreement, or, if it does not define "Disability," permanent and total disability as determined under the Company's long-term disability plan.

(q)	"Distribution" means FMC's distribution of its interest in the Company.

(r)
"Dividend Equivalent Rights" means the right to receive cash, Stock Options, Restricted Stock, Performance Units, Stock Units or Restricted Stock Units as determined by the Committee, in an amount equal to any dividends that would have been paid on a Stock Option, Restricted Stock, Performance Unit, Stock Units or Restricted Stock Units as applicable, with Dividend Equivalent Rights if such Stock Option, Restricted Stock, Performance Unit, Stock Units or Restricted Stock Units as applicable, was a share of Common Stock held by the participant on the dividend payment date. Unless the Committee determines that Dividend Equivalent Rights will be paid in cash as of the dividend payment date, such Dividend Equivalent Rights, once credited, will be converted into an equivalent number of Stock Options, shares of Restricted Stock, Performance Units, Stock Units or Restricted Stock Units as applicable; provided, however, that the number of shares subject to any Award will always be a whole number. Unless otherwise determined by the Committee as of the dividend payment date, if a dividend is paid in cash, the number of Stock Options, shares of Restricted Stock,

Performance Units, Stock Units or Restricted Stock Units into which a Dividend Equivalent Right will be converted will be calculated as of the dividend payment date, in accordance with the following formula:
(A x B)/C

in which “A” equals the number of Stock Options, shares of Restricted Stock, Performance Units, Stock Units or Restricted Stock Units with Dividend Equivalent Rights held by the participant on the dividend payment date, “B” equals the cash dividend per share and “C” equals the Fair Market Value per share of Common Stock on the dividend payment date. Unless otherwise determined by the Committee as of the dividend payment date, if a dividend is paid in property other than cash, the number of Stock Options, shares of Restricted Stock Performance Units, Stock Units or Restricted Stock Units as applicable into which a Dividend Equivalent Right will be converted will be calculated, as of the dividend payment date, in accordance with the formula set forth above, except that “B” will equal the fair market value per share of the property which the participant would have received if the Stock Option, share of Restricted Stock

Performance Unit, Stock Unit or Restricted Stock Unit as applicable, with Dividend Equivalent Rights held by the participant on the dividend payment date was a share of Common Stock.

(s)
"Effective Date" means February 16, 2001, the date the Plan was adopted by the Board, subject to the approval by at least a majority of the holders of outstanding shares of Common Stock of the Company.

(t)
"Eligible Individuals" means officers, employees, directors and consultants of the Company or any of its Affiliates, and prospective employees, directors and consultants who have accepted offers of employment, membership on a board or consultancy from the Company or its Affiliates, who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company or its Affiliates, as determined by the Committee.

(u)	"Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(v)	"Expiration Date" means the date on which an Award becomes unexercisable and/or not payable by reason of lapse of time or otherwise as provided in Section 6.2 Expiration Date.

(w)
"Fair Market Value" means, except as otherwise provided by the Committee, as of any given date, the closing price for the shares on the New York Stock Exchange for the specified date (as of 4 p.m. Eastern Standard Time or Eastern Daylight Savings Time, whichever is then in effect), or, if the shares were not traded on the New York Stock Exchange on such date, then on the next preceding date on which the shares were traded, all as reported by such source as the Committee may select.

(x)	"FMC" means FMC Corporation, a Delaware corporation.

(y)	"Grant Date" means the date designated by the Committee as the date of grant of an Award.

(z)	"Incentive Stock Option" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

(aa)	"Individual Agreement" means a severance, employment, consulting or similar agreement between a participant and the Company or one of its Affiliates.

(bb)	"IPO" means the initial registered public offering by the Company of shares of Common Stock of the Company.

(cc)	"Management Incentive Award" means an Award of cash, Common Stock, Restricted Stock or a combination of cash, Common Stock and Restricted Stock, as determined by the Committee.

(dd)	"Net Contribution" means for a Business Unit, its operating profit after-tax, less the product of (1) a percentage as determined by the Committee; and (2) the Business Unit's Capital Employed.

(ee)	"Non-Employee Director" means each director of the Company who is not otherwise an employee of the Company or its Affiliates.

(ff)	"Nonqualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

(gg)	"Notice" means the written evidence of an Award granted under the Plan in such form as the Committee will from time to time determine.

(hh)
“Performance Goals" means the performance goals established by the Committee in connection with the grant of Management Incentive Awards, Restricted Stock, Performance Units, Stock Units or Restricted Stock Units as set forth in the Notice. In the case of Qualified Performance-Based Awards, Performance Goals will be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations, The performance goals upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as performance-based compensation shall be limited to one or more of the following performance measures: net revenue; net earnings (before or after taxes); operating earnings or income; absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, net contribution, equity, sales, or revenue); earnings per share; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); net operating profits; earnings before or after taxes, interest, depreciation, and/or amortization; earning as a percentage of sales; earnings growth before or after taxes, interest, depreciation, and/or amortization; gross, operating, or net margins; revenue growth; book value per share; stock price (including, but not limited to, growth measures and total shareholder return); economic value added; customer satisfaction; market share; working capital; productivity ratios; operating goals (including, but not limited to, safety, reliability, maintenance expenses, capital expenses, customer satisfaction, operating efficiency, and employee satisfaction); and performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

(ii)	"Performance Units" means an Award granted under Section 12 Performance Units

(jj)	"Plan" means the FMC Technologies, Inc. Incentive Compensation and Stock Plan, as set forth herein and as hereinafter amended from time to time.

(kk)
"Qualified Performance-Based Award" means a Management Incentive Award, an Award of Restricted Stock, an Award of Performance Units, an Award of Stock Units or an Award of Restricted Stock Units designated as such by the Committee, based upon a determination that (1) the recipient is or may be a Covered Employee; and (2) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

(ll)	"Restricted Stock" means an Award granted under Section 11 Restricted Stock.

(mm)	"Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(nn)
"Separation from Service" means the cessation of a Non-Employee Director's service on the Board. Temporary absences from service on the Board for a period not to exceed six (6) consecutive months because of illness, vacation or leave of absence will not be considered a Separation from Service.

(oo)	"Stock Appreciation Right" means an Award granted under Section 10 Stock Appreciation Rights.

(pp)	"Stock Option" means an Award granted under Section 9 Stock Options.

(qq)
“Stock Units or Restricted Stock Units” means an Award granted under Section 12 Performance Units, Stock Units or Restricted Stock Units, and includes French Restricted Stock Units granted pursuant to Appendix A of the Plan.

(rr)
"Termination of Employment" means the termination of the participant's employment with, or performance of services for, the Company and any of its Affiliates. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Affiliates will not be considered a Termination of Employment.

(ss)	"Vesting Date" means the date on which an Award becomes vested, and, if applicable, fully exercisable and/or payable by or to the participant as provided in Section 6.3 Vesting.

2.2    Other Definitions. In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 3.	ADMINISTRATION

3.1    Committee Administration. The Committee is the administrator of the Plan. Among other things, the Committee has the authority, subject to the terms of the Plan:

(a)	To select the Eligible Individuals to whom Awards are granted;

(b)	To determine whether and to what extent Awards are granted;

(c)	To determine the amount of each Award;

(d)
To determine the terms and conditions of any Award, including, but not limited to, the option price, any vesting condition, restriction or limitation regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee will determine;

(e)
To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, to the extent that such modification, amendment, or adjustment does not conflict with Section 409A of the Code.

(f)
To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award will be deferred, to the extent that such deferral does not conflict with Section 409A of the Code and

(g)	To determine under what circumstances an Award may be settled in cash or Common Stock or a combination of cash and Common Stock.

The Committee has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan, to interpret the terms and provisions of the Plan, any Award, any Notice and any other agreement relating to any Award and to take any action it deems appropriate for the administration of the Plan.
3.2    Committee Action. The Committee may act only by a majority of its members then in office unless it allocates or delegates its authority to a Committee member or other person to act on its behalf. Except to the extent prohibited by applicable law or applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any other person or persons. Any such allocation or delegation may be revoked by the Committee at any time.
Any determination made by the Committee or its delegate with respect to any Award will be made in the sole discretion of the Committee or such delegate. All decisions of the Committee or its delegate are final, conclusive and binding on all parties.
3.3    Board Authority. Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action will control. Notwithstanding anything herein to the contrary, the Board is the administrator of the portion of the Plan applicable to Non-Employee Directors.

SECTION 4.	SHARES

4.1    Shares Available For Issuance. The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan will be 24,000,000 (after giving effect to the two-for-one stock split on August 31, 2007). Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

The maximum number of shares of Common Stock that may be subject to Management Incentive Awards, Restricted Stock, Performance Units, Stock Units or Restricted Stock Units is 16,000,000 (after giving effect to the two-for-one stock split on August 31, 2007).

No Award will be counted against the shares available for delivery under the Plan if the Award is payable to the participant only in the form of cash, or if the Award is paid to the participant in cash.
If any Award is forfeited, or if any Stock Option (and any related Stock Appreciation Right) terminates, expires or lapses without being exercised, or if any Stock Appreciation Right is exercised for cash, the shares of Common Stock subject to such Awards will again be available for delivery in connection with Awards under the Plan. If the option price of any Stock Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock delivered to the participant, net of the shares of Common Stock delivered or attested to, will be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.
In the event of any corporate event or transaction, (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split, merger, consolidation, separation, including a spin‑off or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee shall make such substitution or adjustments in the aggregate number, kind, and price of shares reserved for issuance under the Plan, and the maximum limitation upon any Awards to be granted to any participant, in the number, kind and price of shares subject to outstanding

Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determines are required to accomplish the same; provided, however, that the number of shares subject to any Award will always be a whole number. Such adjusted price will be used to determine the amount payable in cash or shares, as applicable, by the Company upon the exercise of any Award. Any such adjustment to an Award may be made to the extent that such adjustment does not conflict with Section 409A of the Code.
4.2    Individual Limits. No participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 2,400,000 shares (after giving effect to the two-for-one stock split on August 31, 2007) of Common Stock in any calendar year. The maximum aggregate amount with respect to each Management Incentive Award, Award of Performance Units, Award of Restricted Stock, Award of Stock Units or Award of Restricted Stock Units that may be granted, or, that may vest, as applicable, in any calendar year for any individual participant is 2,400,000 shares (after giving effect to the two-for-one stock split on August 31, 2007) of Common Stock, or the dollar equivalent of 2,400,000 shares (after giving effect to the two-for-one stock split on August 31, 2007) of Common Stock.

SECTION 5.	ELIGIBILITY

Awards may be granted under the Plan to Eligible Individuals. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). The maximum number of Shares of the Share Authorization that may be issued pursuant to Incentive Stock Options under the Plan shall be 24,000,000.

SECTION 6.	TERMS AND CONDITIONS OF AWARDS

6.1    General. Awards will be in the form and upon the terms and conditions as determined by the Committee, subject to the terms of the Plan. The Committee is authorized to grant Awards independent of, or in addition to other Awards granted under the Plan. The terms and conditions of each Award may vary from other Awards. Awards will be evidenced by Notices, the terms and conditions of which will be consistent with the terms of the Plan and will apply only to such Award.
6.2    Expiration Date. Unless otherwise provided in the Notice, the Expiration Date of an Award will be the earlier of the date that is ten (10) years after the Grant Date or the date of the participant's Termination of Employment.
6.3    Vesting. Each Award vests and becomes fully payable, exercisable and/or released of any restriction on the Vesting Date. The Vesting Date of each Award, as determined by the Committee, will be set forth in the Notice. Prior to the Vesting Date, an Award remains subject to a substantial risk of forfeiture.

SECTION 7.	QUALIFIED PERFORMANCE-BASED AWARDS

The Committee may designate a Management Incentive Award, or an Award of Restricted Stock or an Award of Performance Units or an Award of Stock Units or an Award or Restricted Stock Units as a Qualified Performance-Based Award, in which case, the Award is contingent upon the attainment of Performance Goals, and, as a result, remains subject to a substantial risk of forfeiture until the attainment of such Performance Goals.

SECTION 8.	MANAGEMENT INCENTIVE AWARDS

8.1    Management Incentive Awards. The Committee is authorized to grant Management Incentive Awards, subject to the terms of the Plan. Notices for Management Incentive Awards will indicate the Award Cycle, any applicable Performance Goals, any applicable designation of the Award as a Qualified Performance-Based Award and the form of payment of the Award.
8.2    Settlement. As soon as practicable after the later of the Vesting Date and the date any applicable Performance Goals are satisfied, but in any event within seventy (70) days following the later of such events, Management Incentive Awards will be paid to the participant in cash, Common Stock, Restricted Stock or a combination of cash, Common Stock and Restricted Stock, as determined by the Committee. The number of shares of Common Stock payable under the stock portion of a Management Incentive Award will equal the amount of such portion of the award divided by the Fair Market Value of the Common Stock on the date of payment.

SECTION 9.	STOCK OPTIONS

9.1    Stock Options. The Committee is authorized to grant Stock Options, including both Incentive Stock Options and Nonqualified Stock Options, subject to the terms of the Plan. Notices will indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option, the option price, the term and the number of shares to which it pertains. To the extent that any Stock Option is not designated as an Incentive Stock Option, or, even if so designated does not qualify as an Incentive Stock Option on or subsequent to its Grant Date, it will constitute a Nonqualified Stock Option.
9.2    Option Price. The option price per share of Common Stock purchasable under a Stock Option will be determined by the Committee and will not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the Grant Date, except as provided under Section 4.1.

9.3    Incentive Stock Options. The terms of the Plan addressing Incentive Stock Options and each Incentive Stock Option will be interpreted in a manner consistent with Section 422 of the Code and all valid regulations issued thereunder.
9.4    Exercise. Stock Options will be exercisable at such time or times and subject to the terms and conditions set forth in the Notice. A participant can exercise a Stock Option, in whole or in part, at any time on or after the Vesting Date and before the Expiration Date by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice will be accompanied by payment in full to the Company of the option price by certified or bank check or such other cash equivalent instrument as the Company may accept. If approved by the Committee, payment in full or in part may also be made in the form of Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option, based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised.
9.5    Settlement. As soon as practicable after the exercise of a Stock Option, the Company will deliver to or on behalf of the optionee certificates of Common Stock for the number of shares purchased. No shares of Common Stock will be issued until full payment therefor has been made. An optionee will have all of the rights of a stockholder of the Company holding Common Stock, including, but not limited to, the right to vote the shares and the right to receive dividends, when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 19 General Provisions. The Committee may give optionees Dividend Equivalent Rights, provided, if a Dividend Equivalent Right is granted, such grant cannot be conditioned on the grantee exercising the underlying option.
9.6    Nontransferability. No Stock Option will be transferable by the optionee other than by will or by the laws of descent and distribution. All Stock Options will be exercisable, subject to the terms of the Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such Stock Option is transferred pursuant to this paragraph, it being understood that the term "holder" and "optionee" include such guardian, legal representative and other transferee. No Stock Option will be subject to execution, attachment or other similar process.
Notwithstanding anything herein to the contrary, the Committee may permit a participant at any time prior to his or her death to assign all or any portion without consideration therefor of a Nonqualified Stock Option to:

(a)	The participant's spouse or lineal descendants;

(b)	The trustee of a trust for the primary benefit of the participant and his or her spouse or lineal descendants, or any combination thereof;

(c)	A partnership of which the participant, his or her spouse and/or lineal descendants are the only partners;

(d)	Custodianships under the Uniform Transfers to Minors Act or any other similar statute; or

(e)
Upon the termination of a trust by the custodian or trustee thereof, or the dissolution or other termination of the family partnership or the termination of a custodianship under the Uniform Transfers to Minor Act or any other similar statute, to the person or persons who, in accordance with the terms of such trust, partnership or custodianship are entitled to receive the Nonqualified Stock Option held in trust, partnership or custody.

In such event, the spouse, lineal descendant, trustee, partnership or custodianship will be entitled to all of the participant's rights with respect to the assigned portion of the Nonqualified Stock Option, and such portion will continue to be subject to all of the terms, conditions and restrictions applicable to the Nonqualified Stock Option.
9.7    Cashing Out. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Stock Option is being exercised on the effective date of such cash-out. In addition, notwithstanding any other provision of the Plan, the Committee, either on the Grant Date or thereafter, may give a participant the right to voluntarily cash-out the participant's outstanding Stock Options during the seventy (70)-day period following a Change in Control. A participant who has such a cash-out right and elects to cash-out Stock Options may do so during the seventy (70)-day period following a Change in Control by giving notice to the Company to elect to surrender all or part of the Stock Option to the Company and to receive cash, within thirty (30) days of such election, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election exceeds the exercise price per share of Common Stock under the Stock Option multiplied by the number of shares of Common Stock granted under the Stock Option as to which this cash-out right is exercised.
9.8    Term of Options. Each Option granted to a participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

SECTION 10.	STOCK APPRECIATION RIGHTS

10.1    Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights, subject to the terms of the Plan. Stock Appreciation Rights granted with a Nonqualified Stock Option may be granted either on or after the Grant Date. Stock Appreciation Rights granted with an Incentive Stock Option may be granted only on the Grant Date of such Stock Option. Notices of Stock Appreciation Rights granted with Stock Options may be incorporated into the Notice of the Stock Option. Notices of Stock Appreciation Rights will indicate whether the Stock Appreciation Right is independent of any Award or granted with a Stock Option, the price, the term, the method of exercise and the form of payment. The grant of a Stock Appreciation Right shall be at a price per share that is at least equal to the Fair Market Value of a share of Common Stock as of the Grant Date of such Appreciation Right.

10.2    Exercise. A participant can exercise Stock Appreciation Rights, in whole or in part, at any time after the Vesting Date and before the Expiration Date, or, with respect to Stock Appreciation Rights granted in connection with any Stock Option, at such time or times and to the extent that the Stock Options to which they relate are exercisable, by giving written notice of exercise to the Company specifying the number of Stock Appreciation Rights to be exercised. A Stock Appreciation Right granted with a Stock Option may be exercised by an optionee by surrendering any applicable portion of the related Stock Option in accordance with procedures established by the Committee. To the extent provided by the Committee, Stock Options which have been so surrendered will no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

10.3    Settlement. As soon as practicable after the exercise of a Stock Appreciation Right, an optionee will be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Committee, in value equal to the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the Stock Appreciation Right price per share multiplied by the number of shares in respect of which the Stock Appreciation Right is being exercised. Upon the exercise of a Stock Appreciation Right granted with any Stock Option, the Stock Option or part thereof to which such Stock Appreciation Right is related will be deemed to have been exercised for the purpose of the limitation set forth in Section 4 Shares on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares delivered upon the exercise of the Stock Appreciation Right.
10.4    Nontransferability. Stock Appreciation Rights will be transferable only to the extent they are granted with any Stock Option, and only to permitted transferees of such underlying Stock Option in accordance with the Nontransferability provisions of Section 9.
10.5    Term of Stock Appreciation Right. Each Stock Appreciation right granted to a participant shall expire at such time as the Committee shall determine at the time of grant; however, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary date of its grant.

SECTION 11.	RESTRICTED STOCK

11.1    Restricted Stock. The Committee is authorized to grant Restricted Stock, subject to the terms of the Plan. Notices for Restricted Stock may be in the form of a Notice and book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock will be registered in the name of such participant and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions, including, but not limited to, forfeiture of the FMC Technologies, Inc. Incentive Compensation and Stock Plan and a Restricted Stock Notice. Copies of such Plan and Notice are on file at the offices of FMC Technologies, Inc."
The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon will have lapsed and that, as a condition of any Award of Restricted Stock, the participant will have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award. The Notice or certificates will indicate any applicable Performance Goals, any applicable designation of the Restricted Stock as a Qualified Performance-Based Award and the form of payment.
11.2    Participant Rights. Subject to the terms of the Plan and the Notice or certificate of Restricted Stock, the participant will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock until the later of the Vesting Date and the date any applicable Performance Goals are satisfied. Except as provided in the Plan and the Notice or certificate of the Restricted Stock, the participant will have, with respect to the shares of Restricted Stock, Dividend Equivalent Rights, if so granted.
11.3    Settlement. As soon as practicable after the later of the Vesting Date and the date any applicable Performance Goals are satisfied and prior to the Expiration Date, unlegended certificates for such shares of Common Stock will be delivered to the participant upon surrender of any legended certificates, if applicable.

SECTION 12.	PERFORMANCE UNITS, STOCK UNITS OR RESTRICTED STOCK UNITS

12.1    Performance Units, Stock Units or Restricted Stock Units. The Committee is authorized to grant Performance Units, French Restricted Stock Units, Stock Units or Restricted Stock Units, subject to the terms of the Plan. French Restricted Stock Units shall be granted pursuant to provisions contained in Appendix A of the Plan. Except for Sections 8 through 11 of the Plan, which have no application to French Restricted Stock Units, French Restricted Stock Units shall be subject to the terms of the Plan and the terms of Appendix A of the Plan. Notices of Performance Units will indicate any applicable Performance Goals, any applicable designation of the Award as a Qualified Performance-Based Award and the form of payment.

12.2    Settlement. Except as otherwise provided in Section 14, as soon as practicable after the later of the Vesting Date and the date any applicable Performance Goals are satisfied, but in any event within seventy (70) days following the later of such events, Performance Units, Stock Units or Restricted Stock Units will be paid in the manner as provided in the Notice. Payment of Performance Units, Stock Units or Restricted Stock Units will be made in an amount of cash equal to the Fair Market Value of one share of Common Stock multiplied by the number of Performance Units, Stock Units or Restricted Stock Units earned or, if applicable, in a number of shares of Common Stock equal to the number of Performance Units, Stock Units or Restricted Stock Units earned, each as determined by the Committee. Notwithstanding the preceding to the contrary, French Restricted Stock Units shall be settled pursuant to the terms of Appendix A of the Plan.

SECTION 13.	OTHER AWARDS

The Committee is authorized to make, either alone or in conjunction with other Awards, Awards of cash or Common Stock and Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, convertible debentures.

SECTION 14.	NON-EMPLOYEE DIRECTOR AWARDS

14.1    Annual Retainer. Each Non-Employee Director will receive an Annual Retainer in such amount as will be determined from time to time by the Board. Until changed by resolution of the Board, the Grant Date of the Annual Retainer will be May 1 of each year, and the amount of the Annual Retainer will be reviewed and adjusted only by Board resolution. At the election of the Non-Employee Director, all or a portion of the Annual Retainer may be paid in the form of Stock Units or Restricted Stock Units on the Grant Date, provided the Non-Employee Director makes an irrevocable election to receive such Stock Units or Restricted Stock Units in lieu of cash on or before December 31 of the year prior to the fiscal year in which the Annual Retainer is to be earned. Any portion of the Annual Retainer for which the Non-Employee Director does not elect to be paid in the form of Stock Units or Restricted Stock Units shall be paid in cash in quarterly installments within seventy (70) days following the end of each calendar quarter. The number of Stock Units or Restricted Stock Units constituting the Annual Retainer for each Non-Employee Director will be equal to the number obtained by dividing the value of the retainer which the Non-Employee Director has elected to defer by the Fair Market Value of the Common Stock on the Grant Date.

14.2    Annual Award. In addition to the Annual Retainer, the Board has the authority to grant Non-Employee Directors Stock Options, Restricted Stock, Stock Units or Restricted Stock Units, subject to the terms of the Plan.

14.3    Meeting Fees. Each Non-Employee Director will receive a meeting fee in such amount as will be determined from time to time by the Board for attending each meeting of the Board and its committees, including extraordinary and special meetings. The meeting fee will be reviewed by the Board and may only be changed by a resolution of the Board. It is payable in cash within seventy (70) days following the end of each calendar quarter.

14.4    Committee Chairman Fees. Each Non-Employee Director who serves as a chairman of a committee of the Board will receive a committee chairman fee in such amount as determined by the Board for the tenure of such service. The Committee chairmen fee may vary among the committees and may only be changed upon a resolution of the Board. It is payable in cash in quarterly installments within seventy (70) days following the end of each calendar quarter.

14.5    Vesting. Awards granted to Non-Employee Directors, including the portion of the Annual Retainer paid in the form of Stock Units or Restricted Stock Units under Section 14.1, will have a Vesting Date as determined by the Board. Unless otherwise provided in the Award, such Vesting Date will be the date of the Company's annual stockholder's meeting next following the Grant Date.

14.6    Separation from Service. Except as provided below, if a Non-Employee Director has a Separation from Service prior to the Vesting Date of a Stock Unit or Restricted Stock Unit, any unvested Stock Units or Restricted Stock Units are forfeited and all further rights of the Non-Employee Director to or with respect to such Stock Units or Restricted Stock Units terminate. If a Non-Employee Director dies while serving as a director of the Company, any vested Stock Units or Restricted Stock Units will be paid to the person designated in the Non-Employee Director's last will and testament or, in the absence of such designation, to his or her estate. Upon death or disability, any unvested Stock Units or Restricted Stock Units will vest and become payable in a proportionate amount, based upon the full months of service completed during the vesting period from the Grant Date to the date of death or disability. Any unvested Stock Units or Restricted Stock Units vest and become immediately payable upon a Change in Control. For purposes of this section 14.6, the term disability shall have such meaning as is set forth under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

14.7    Settlement. Payments with respect to Stock Units or Restricted Stock Units of a Non-Employee Director will be made in shares of Common Stock issued to the Non-Employee Director as soon as practicable after his or her Separation from Service, but in any event within seventy (70) days following such Separation from Service. Notwithstanding the preceding to the contrary, in lieu of receiving payment with respect to vested Stock Units or Restricted Stock Units upon Separation from Service, a Non-Employee Director may elect on such form as is designated by the Company to receive such payment either: (a) in a certain calendar year (with payment to be made on May 1 of such year), with such year elected to be no later than a year that is within fifteen (15) years of the Grant Date of the Award or Annual Retainer for which such Stock Units or Restricted Stock Units are payable, or (b) in annual installments over a period not to exceed fifteen (15) years, with such installments commencing in a certain calendar year, where such year elected is within fifteen (15) years of the Grant Date of the Award or Annual Retainer for which such Stock Units or Restricted Stock Units are payable (with each annual installment to be made on May 1 of each year), provided, in either case, the Non-Employee Director makes an irrevocable election to receive payment of such Stock Units or Restricted Stock Units in the manner set forth under Section 14.7(a) or (b), on or before December 31 of the year prior to the fiscal year in which the Award is granted or the Annual Retainer to which the Stock Units or Restricted Stock Units is related is to be earned. Further notwithstanding anything herein to the contrary, payment with respect to vested Stock Units or Restricted Stock Units will also be made in shares of Common Stock upon the Non-Employee Director's death or disability (as defined in Section 409A of the Code) or upon the occurrence of a Change in Control, with such payment to be made as soon as practicable after such death, disability or Change in Control, but in any event within seventy (70) days following such death, disability, or Change in Control. Stock Units or Restricted Stock Units will be valued using the Fair Market Value of Common Stock on the last business day of his or her service on the Board for settlements made at Separation of Service. For settlements of Stock Units or Restricted Stock Units made in elected payment period, Stock Units or Restricted Stock Units will be valued using the Fair Market Value of Common Stock on May 1st of the payment year.

SECTION 15.	CHANGE IN CONTROL

15.1    Impact of Change in Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, as of the date such Change in Control is determined to have occurred, any outstanding:

(a)	Stock Options and Stock Appreciation Rights become fully exercisable and vested to the full extent of the original grant;

(b)
Restricted Stock becomes free of all restrictions and becomes fully vested and transferable to the full extent of all or a portion of the maximum amount of the original grant as provided in the Notice, or, if not provided in the Notice, as determined by the Committee;

(c)
Stock Units and Restricted Stock Units are considered earned and payable to the full extent of all or a portion of the maximum amount of the original grant as provided in the Notice, or, if not provided in the Notice, as determined by the Committee, any restrictions lapse and such Stock Units or Restricted Stock Units will be settled in cash or Common Stock, as determined by the Committee, as promptly as is practicable following the Change in Control; and

(d)
Management Incentive Awards become fully vested to the full extent of all or a portion of the maximum amount of the original grant as provided in the Notice, or, if not provided in the Notice, as determined by the Committee, and such Management Incentive Awards will be settled in cash or Common Stock, as determined by the Committee, as promptly as is practicable following the Change in Control.

The Committee may also make additional substitutions, adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan's purposes.
15.2    Definition of Change in Control. For purposes of the Plan, a "Change in Control" means either a “Change in Ownership,” a “Change in Effective Control,” or a “Change in Ownership of a Substantial Portion of Assets,” as defined below:
“Change in Ownership”: A Change in Ownership of the Company occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.
Persons Acting as a Group: Persons will not be considered to be acting as a group solely because they (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
“Change in Effective Control”: A Change in Effective Control of the Company occurs on the date that either -

(i)
Any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(ii)
a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A Change in Effective Control will have occurred only if the Covered Employee is employed by the Company or an Affiliate upon the date of the Change in Effective Control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority shareholder of the Company. Further, in the absence of an event described in paragraph (i) or (ii), a Change in Effective Control of the Company will not have occurred.
Acquisition of additional control: If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a Change in Ownership of the Company).
"Change in Ownership of a Substantial Portion of Assets": A Change in Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Transfers to a related person: There is no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change of Ownership of a Substantial Portion of Assets if the assets are transferred to -

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii).

A person's status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change in Ownership of a Substantial Portion of Assets of the Company.
15.3    Change in Control Price. For purposes of the Plan, "Change in Control Price" means the higher of (a) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange or other national exchange on which such shares are listed during the sixty (60)-day period prior to and including the date of a Change in Control; or (b) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price will be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration will be determined by the Committee.

SECTION 16.	FORFEITURE OF AWARDS

Notwithstanding anything in the Plan to the contrary, the Committee may, in the event of serious misconduct by a participant (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Affiliates, or any Termination of Employment for Cause), or any activity of a participant in competition with the business of the Company or any Affiliate, (a) cancel any outstanding Award granted to such participant, in whole or in part, whether or not vested , and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an Award, require such participant to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). In the event the Company's financial statements are restated as a result of errors, omissions or fraud, the Committee may, in good faith and to the extent an Award exceeds what would otherwise have been awarded based on the restated financial results, (a) cancel any outstanding Award granted, in whole or in part, whether or not vested or deferred, to officers of the Company who are identified as being subject to Section 16 of the Securities and Exchange Act of 1934 (Section 16 Officers), and/or (b) if such restatement occurs after the exercise or payment of such Award, require such Section 16 Officer to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment).Such cancellation or repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Affiliate to the participant if necessary to satisfy the repayment obligation. The determination of whether a participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Affiliate will be made by the Committee in good faith. This Section 16 will have no application following a Change in Control.

SECTION 17.	AMENDMENT AND TERMINATION

The Committee may amend, alter, or discontinue the Plan or any Award, prospectively or retroactively, but no amendment, alteration or discontinuation may impair the rights of a recipient of any Award without the recipient's consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules.
No amendment will be made without the approval of the Company's stockholders to the extent such approval is required by applicable law or stock exchange rules, or, to the extent such amendment increases the number of shares available for delivery under the Plan, or changes the option price after the Grant Date.
No award of Performance Units may be granted to Non-Employee Directors under Section 14 of this Plan after February 16, 2011 or, if later, the date that is ten years from the date a majority of the stockholders of the Company approve the most version of the Plan.

SECTION 18.	UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitutes an "unfunded" plan for incentive compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements will be consistent with the "unfunded" status of the Plan.

SECTION 19.	GENERAL PLAN PROVISIONS

19.1    General Provisions. The Plan will be administered in accordance with the following provisions and any other rule, guideline and practice determined by the Committee:

(a)
Each person purchasing or receiving shares pursuant to an Award may be required to represent to and agree with the Company in writing that he or she is acquiring the shares without a view to the distribution of the shares.

(b)	The certificates for shares issued under an Award may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

(c)
Notwithstanding any other provision of the Plan, any Award, any Notice or any other agreements made pursuant thereto, the Company is not required to issue or deliver any shares of Common Stock prior to fulfillment of all of the following conditions:

(i)
Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

(ii)
Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee deems necessary or advisable; and

(iii)	Obtaining any other consents, approval, or permit from any state or federal governmental agency which the Committee deems necessary or advisable.

(d)
The Company will not issue fractions of shares. Whenever, under the terms of the Plan, a fractional share would otherwise be required to be issued, the participant will be paid at Fair Market Value for such fractional share by rounding down the number of shares received to the nearest whole number and paying in cash the value of the fractional share.

(e)
In the case of a grant of an Award to any Eligible Individual of an Affiliate of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

19.2    Employment. The Plan will not constitute a contract of employment, and adoption of the Plan will not confer upon any employee any right to continued employment, nor will it interfere in any way with the right of the Company or an Affiliate to terminate at any time the employment of any employee or the membership of any director on a board of directors or any consulting arrangement with any Eligible Individual.
19.3    Tax Withholding Obligations. No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant will pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided that not more than the legally required minimum withholding may be settled with Common Stock. The obligations of the Company under the Plan will be conditional on such payment or arrangements, and the Company and its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
19.4    Beneficiaries. The Committee will establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.
19.5    Governing Law. The Plan and all Awards made and actions taken thereunder will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. Notwithstanding anything herein to the contrary, in the event an Award is granted to Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may modify the provisions of the Plan and/or any such Award as they pertain to such individual to comply with and account for the tax and accounting rules of the applicable foreign law so as to maintain the benefit intended to be provided to such participant under the Award.

19.6    409A. Except for Section 14 of the Plan, the Plan is not intended to provide for the “deferral of compensation” under Section 409A of the Code and, as a result, the Plan (except for Section 14) is not intended to be subject to 409A of the Code. The Plan (except for Section 14) shall, as a result, be administered and interpreted in a manner consistent with such intent. Section 14 of the Plan is intended, in part, to provide for the “deferral of compensation” under 409A of the Code and, as a result, is intended to be subject to 409A of the Code. Section 14 of the Plan shall therefore be administered and interpreted in a manner consistent with such intent.

19.7    Nontransferability. Except as otherwise provided in Section 9 Stock Options and Section 10 Stock Appreciation Rights, or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.
19.8    Severability. Wherever possible, each provision of the Plan and of each Award and of each Notice will be interpreted in such a manner as to be effective and valid under applicable law. If any provision of the Plan, any Award or any Notice is found to be prohibited by or invalid under applicable law, then (a) such provision will be deemed amended to and to have contained from the outset such language as will be necessary to accomplish the objectives of the provision as originally written to the fullest extent permitted by law; and (b) all other provisions of the Plan and any Award will remain in full force and effect.

19.9    Strict Construction. No rule of strict construction will be applied against the Company, the Committee or any other person in the interpretation of the terms of the Plan, any Award, any Notice, any other agreement or any rule or procedure established by the Committee.

19.10    Stockholder Rights. Except as otherwise provided herein, no participant will have dividend, voting or other stockholder rights by reason of a grant of an Award or a settlement of an Award in cash.

IN WITNESS WHEREOF, the Company has executed this Plan, as amended and restated, by a duly authorized representative this 21st day of February.
FMC Technologies, Inc.
By: /s/ Mark J. Scott
Its: Vice President, Administration

APPENDIX A

THE LONG-TERM INCENTIVE PLAN
FOR THE GRANT OF
FRENCH-QUALIFIED RESTRICTED STOCK UNITS
TO EMPLOYEES IN FRANCE

1.	Introduction.

This Appendix A to the Plan hereby constitutes a sub-plan of the Plan for the purpose of granting Restricted Stock Units which qualify for favorable French personal income tax and social security treatment in France applicable to shares granted for no consideration under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended (hereafter defined as “French Restricted Stock Units”), for qualifying employees in France who are residents in France for French tax purposes (hereafter the “French Award Participants”).
The terms of Appendix A of the Plan applicable to French Restricted Stock Units constitute the Long-Term Incentive Plan for the Grant of French-qualified Restricted Stock Units to Employees in France (the “French Restricted Stock Units Plan”). Under the French Restricted Stock Units Plan, qualifying employees will be granted French Restricted Stock Units only as set forth in paragraph 4 of this Appendix A.

2.	Definitions.

All capitalized terms, unless otherwise defined herein, shall have the meaning ascribed to them in the Plan.
The terms set out below will have the following meanings:
(a)    French Entity.
The term “French Entity” has such meaning as is given to it under the definition of “Affiliate” in Section 2.1 of the Plan.
(b)    French Award Participant.
The term “French Award Participant” has such meaning as is given to it in the “Introduction” section of Appendix A.
(c)    French Restricted Stock Units.
The term “French Restricted Stock Units” has such meaning as is given to it in the “Introduction” section of Appendix A.
(d)    Grant Date.
The term “Grant Date” shall be the date on which the Committee both (1) designates the French Award Participant, and (2) specifies the terms and conditions of the French Restricted Stock Units, including the number of shares of Common Stock to be issued at a future date, the conditions for the vesting of the French Restricted Stock Units, the conditions for the issuance of the shares of Common Stock underlying the French Restricted Stock Units, if any, and the conditions for the transferability of the shares of Common Stock once issued, if any.

(e)    Vesting Date.
The term “Vesting Date” shall mean the date on which the shares of Common Stock underlying the French Restricted Stock Units become non-forfeitable. The Committee may provide in the applicable statement that shares of Common Stock underlying the French Restricted Stock Units will be issued only at a date (the “Settlement Date”) occurring on or after the Vesting Date. Prior to the Vesting Date, the French Restricted Stock Units shall remain subject to a substantial risk of forfeiture.
(f)    Closed Period.
As of the date of adoption of this French Restricted Stock Units Plan, the term “Closed Period” is defined in Section L. 225-197-1 of the French Commercial Code as:
(i)    Ten quotation days preceding and following the disclosure to the public of the consolidated financial statements or the annual statements of the Company; or
(ii)    Any period during which the corporate management of the Company possesses confidential information which could, if disclosed to the public, significantly impact the quotation of the Common Stock, until ten quotation days after the day such information is disclosed to the public.
If the French Commercial Code is amended after adoption of this French Restricted Stock Units Plan to modify the definition and/or applicability of the Closed Periods to French-qualified Restricted Stock Units, such amendments shall become applicable to any French Restricted Stock Units granted under this French Restricted Stock Units Plan, to the extent required under French law.
(g)    Settlement Date.
The term “Settlement Date” shall mean the date on which the shares of Common Stock underlying the French Restricted Stock Units will be issued to the French Award Participant and as from which the French Award Participant will receive any dividends, voting and other shareowner rights with respect to the shares and, in any event, such date shall be within seventy (70) days following the Vesting Date.

3.	Entitlement to Participate.

(a)    Subject to Section 3(c) below, any French Award Participant who, on the Grant Date of the French Restricted Stock Units and to the extent required under French law, is either employed under the terms and conditions of an employment contract with a French Entity (“contrat de travail”) or who is a corporate officer of a French Entity, shall be eligible to receive, at the discretion of the Committee, French Restricted Stock Units under this French Restricted Stock Units Plan, provided that he or she also satisfies the eligibility conditions of Section 5 of the Plan.
(b)    French Restricted Stock Units shall not be issued to a director of a French Entity, other than the managing directors (e.g., Président, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant de Sociétés par actions), unless the director is an employee of a French Entity, as defined by French law.
(c)    French Restricted Stock Units shall not be issued under this French Restricted Stock Units Plan to employees owning more than ten percent (10%) of the Company's share capital or to individuals other than employees and corporate officers of a French Entity.

4.	Conditions of the French Restricted Stock Units.

(a)    Consideration
There shall be no consideration whatsoever payable for the grant of French Restricted Stock Units.
(b)    Settlement of French Restricted Stock Units.
The first Settlement Date of French Restricted Stock Units shall not occur prior to the expiration of a two-year period as calculated from the Grant Date, or such other period as is required to comply with the minimum mandatory vesting period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended.
However, notwithstanding the above, in the event of the death of a French Award Participant or a permanent invalidity of the French Award Participant corresponding to the 2nd or 3rd category among the categories set forth in article L 341-4 of the French Social Security Code, all French Restricted Stock Units held by the French Award Participant at the time of death or permanent invalidity (whether vested or unvested) shall become immediately vested. In the event of a death, the Company shall issue the underlying shares of Common Stock to the French Award Participant's heirs, at their request made within 6 months following the date of death of the French Award Participant.
(c)    Dividends- right to vote
A French Award Participant shall not be entitled to any dividends (or other distributions made) and shall have no right to vote in respect of the French Restricted Stock Units, until the underlying shares of Common Stock have been issued to the French Award Participant. As from the Settlement Date, the French Award Participant shall be entitled to dividends, distributions, right to vote or any other rights attached to the shares as they arise.
(d)    Sales Restrictions.
The sale of shares of Common Stock issued pursuant to the French Restricted Stock Units may not occur prior to the relevant anniversary of the Settlement Date specified by the Committee and in no case prior to the expiration of a two-year period as calculated from the Settlement Date, or such other period as is required to comply with the minimum mandatory holding period applicable to French-qualified Restricted Stock Units under Section L. 225-197-1 of the French Commercial Code, as amended, even if the French Award Participant is no longer an employee or corporate officer of a French Entity.
However, in the event of death of a French Award Participant or his/her permanent invalidity corresponding to the 2nd or 3rd category among the categories set forth in article L 341-4 of the French Social Security Code, the shares of Common Stock underlying French Restricted Stock Units, when issued, shall become freely transferable.
Shares of Common Stock underlying French Restricted Stock Units may not be sold by French Award Participants during a Closed Period, so long as and to the extent such Closed Periods are applicable to French-qualified Restricted Stock Units under French law.
(e)    French Award Recipient's Account.

The shares issued to the French Award Participant pursuant to the French Restricted Stock Units shall be recorded in an account in the name of the French Award Participant with the Company or a broker or in such other manner as the Company may otherwise determine in order to ensure compliance with applicable law.

5.	Non-transferability of French Restricted Stock Units.

Except in the case of death and under the conditions set forth paragraph 4(b) of this Appendix A, French Restricted Stock Units may not be transferred to any third party.

6.	Adjustments and Change in Control.

In the event of a corporate transaction or a Change in Control as set forth in Section 15 of the Plan, adjustments to the terms and conditions of the French Restricted Stock Units or underlying shares of Common Stock may be made only in accordance with the Plan, in which case the French Restricted Stock Units may no longer qualify as French-qualified Restricted Stock Units.

7.	Interpretation.

It is intended that French Restricted Stock Units granted under this French Restricted Stock Units Plan shall qualify for the favorable tax and social security treatment applicable to French-qualified Restricted Stock Units granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended, and in accordance with the relevant provisions set forth by French tax and social security laws. The terms of this French Restricted Stock Units Plan shall be interpreted accordingly and in accordance with the relevant guidelines published by French tax and social security administrations and subject to the fulfilment of certain legal, tax and reporting obligations, if applicable. However, certain corporate transactions may impact the qualification of the French Restricted Stock Units and the underlying shares of Common Stock for the favorable regime in France.

8.	No Right To Employment

The adoption of this French Restricted Stock Units Plan shall not confer upon the French Award Participants, or any employees of a French Entity, any employment rights and shall not be construed as part of any employment contracts that a French Entity has with its employees.

9.	Effective Date.

The French Restricted Stock Units Plan, in its entirety, as set forth in this Appendix A to the Plan, was adopted by a meeting of the Committee on February 25, 2010 and became effective as of February 25, 2010.